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Exhibit 5.1

DIRECTV
2230 East Imperial Highway
El Segundo, California 90425

Tel: 310-964-5000
 www.directv.com

October 19, 2009

DIRECTV
2230 East Imperial Highway
El Segundo, California 90425

  Re:
  DIRECTV Registration Statement on Form S-4

Ladies and Gentleman,

        I am the Chief Executive Officer, Executive Vice President, General Counsel and Corporate Secretary for DIRECTV, a Delaware corporation ("Holdings"), and have acted as counsel in connection with the merger of a subsidiary of Holdings with and into The DIRECTV Group, Inc. ("DIRECTV"), a Delaware corporation, and the merger of another subsidiary of Holdings with and into Liberty Entertainment, Inc. ("LEI"), a Delaware corporation and an indirect wholly owned subsidiary of Liberty Media Corporation ("Liberty") (collectively, the "mergers"), pursuant to the terms of the Agreement and Plan of Merger by and among Holdings, DIRECTV, Liberty, LEI, DTVG One, Inc. and DTVG Two, Inc., dated as of May 3, 2009 and as amended as of July 29, 2009 and October 2, 2009 (the "merger agreement"), and the preparation and filing of Holdings' Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 and as amended (the "Securities Act"), relating to the registration by Holdings of shares (the "Shares") of Holdings Class A common stock, par value $0.01 per share, in accordance with the terms and conditions of the merger agreement, and Holdings Class B common stock, par value $0.01 per share, in accordance with the terms and conditions of the Voting and Right of First Refusal Agreement by and among LEI, DIRECTV, Holdings, Mr. Malone, Mrs. Leslie Malone and certain trusts for the benefit of their children, dated as of May 3, 2009 and as amended as of July 29, 2009 and October 2, 2009 (the "Malone Agreement").

        As counsel for Holdings, I am generally familiar with the corporate affairs of Holdings and its subsidiaries, as well as the form of the prospectus included in the Registration Statement. In furnishing this opinion, I have examined such corporate and other records as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In my examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as original documents, and conformity to original documents of all documents submitted to me as certified or photostatic copies.

        In rendering this opinion, I have assumed that prior to the issuance of any of the Shares: (i) the Registration Statement, as then amended, will have become effective under the Securities Act; (ii) the holders of record, as of the record date for the Liberty special meeting, of a majority of the outstanding shares of Liberty Entertainment common stock will have approved Liberty's redemption of 90% of the outstanding shares of its Liberty Entertainment Series A and Series B common stock in exchange for all of the outstanding shares of LEI (the "Split-Off"); (iii) the holders of record, as of the record date for the Liberty special meeting, of a majority of the outstanding shares of Liberty Entertainment common stock (excluding all shares of Liberty Entertainment common stock beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone, or any director or officer of Liberty) will have approved the Split-Off, the merger agreement and the Malone Agreement; (iv) the holders of record, as of the record date for the DIRECTV special meeting, of a majority of the outstanding shares of DIRECTV common stock will have approved the merger agreement; (v) the holders of record, as of the record date for the DIRECTV special meeting, of a majority of the outstanding shares of DIRECTV common stock (excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty) will have approved both the merger agreement and the Malone Agreement; and (vi) the transactions contemplated by the merger agreement will have been consummated in accordance with the terms of the merger agreement.

        This opinion is given as of the date hereof and is based upon facts and conditions presently known and laws and regulations presently in effect.

        On the basis of the foregoing, I am of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the merger agreement, will be duly authorized and validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation promulgated thereunder.

Very truly yours,

/s/ LARRY D. HUNTER Larry D. Hunter Chief Executive Officer, Executive Vice President, General Counsel and Corporate Secretary

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  Exhibit 5.1